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                                                                  Exhibit (d)(3)

                       Columbia Management Advisors, Inc.
                              One Financial Center
                           Boston, Massachusetts 02111

James M. Seed                                                  February   , 2005
                                                                        --
Interim Chairman of the Board of Trustees
The Galaxy Fund
One Financial Center
Boston, MA 02111

               Re: Advisory Fee Waiver and Expense Caps

Dear Mr. Seed:

     Reference is hereby made to the Advisory Agreement dated as of June 3, 2004 (the "Agreement") between The Galaxy Fund ("Galaxy") and Columbia Management Advisors, Inc. ("Columbia"). Intending to be legally bound, Columbia hereby agrees to waive a portion of the advisory fees which it is entitled to receive pursuant to the Agreement with respect to Galaxy's Prime Reserves, Government Reserves and Tax-Exempt Reserves (the "Reserve Funds") for the period February 28, 2005 through February 27, 2006 so that the advisory fees for each Reserve Fund will not exceed 0.20% of each Reserve Fund's average daily net assets. Columbia acknowledges that it will not be entitled to collect on or make a claim for waived advisory fees at any time in the future.

     In addition to and not in limitation of the foregoing, in light of the completed redemption of assets from the Reserve Funds as a result of actions by affiliates of Columbia, Columbia hereby agrees to waive fees and/or reimburse expenses with respect to the Reserve Funds so that the expense ratio for each Reserve Fund will not exceed the percentage set forth on Exhibit A hereto of each Reserve Fund's average daily net assets. In addition, Columbia hereby agrees to waive fees and/or reimburse expenses with respect to all of the Galaxy funds (other than the Reserve Funds, which will be handled in accordance with the proceeding sentence) in the following manner: the expense ratio for each share class of each Galaxy fund will be capped at an amount equal to the expense ratio that exists on the day before the relevant fund has a significant amount of assets redeemed out of the fund as a result of actions by a Columbia affiliate.

     Columbia's agreement to waive fees and/or reimburse expenses as set forth in this agreement may not be modified or terminated without the approval of the Board of Trustees of Galaxy. Columbia acknowledges that it will not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.

     The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of Galaxy. The obligations of "The Galaxy Fund" entered into the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders,

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or representatives of Galaxy personally, but bind only the property of Galaxy, and all persons dealing with any class of shares of Galaxy must look solely to the property of Galaxy belonging to such class for the enforcement of any claims against Galaxy.

                                              COLUMBIA MANAGEMENT ADVISORS, INC.


                                              By:
                                                  ------------------------------
                                                  Title:

Your signature below acknowledges
your acceptance of the foregoing.

THE GALAXY FUND


By:
    ---------------------------------
    James M. Seed
    Interim Chairman of the Board

                                       -2-

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                                    Exhibit A

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Fund                                                        Class    Expense Cap
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Prime Reserves                                             Reserve      1.02%
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Government Reserves                                        Reserve      1.08%
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Tax-Exempt Reserves                                        Reserve      1.11%
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